CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post –Effective Amendment No. 94 to Registration Statement No. 002-10806 of Nicholas High Income Fund, Inc. on Form N-1A of our report dated February 17, 2005, appearing in the Annual Report of Nicholas Income Fund, Inc. for the year ended December 31, 2004, and to the reference to us under the heading “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, WI July 29, 2005